EXHIBIT (5)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SELECTRONICS, INC.


     SELECTRONICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does
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hereby certify:

     FIRST: That in accordance with the Unanimous Written Consent of the Board of Directors of SelecTronics, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that the resolutions be considered by the stockholders of said Corporation. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                 ARTICLE IV

The total authorized shares of this Corporation shall consist of One Hundred Twenty-Five Million (125,000,000) voting common shares having a par value of One Cent ($.01) per share, and Five Million (5,000,000) shares of convertible preferred stock having a par value of One Dollar ($1.00) per share. The designation, relative rights, preferences, and limitations of all shares of the preferred stock (hereinafter, the "Preferred Stock") shall be as follows:

A. DIVIDENDS. During any fiscal year in which the Corporation has earned a profit from operations (as determined by the Board of Directors after giving effect to any and all provisions for federal, state and local income tax) the holders of shares of Preferred Stock shall be entitled to receive, out of funds legally available therefor, annual dividends at an annual rate equal to six percent (6%) of the original purchase price paid for said shares. The dividends on the shares of Preferred Stock, to the extent granted, shall be cumulative from and after the date of the original purchase of each share and shall be payable in priority to any dividends on the common shares of the Corporation and no dividend shall be paid or set apart for payment on the common shares of the Corporation in any fiscal year unless and until all such accumulated dividends on the Preferred Stock for all applicable previous fiscal years shall have been paid or set apart for payment in full, but without interest.

B. VOTING RIGHTS. Except as otherwise expressly provided by law, the holders of Preferred Stock shall have no voting rights, and shall not be entitled to notice of meetings of shareholders and the exclusive voting rights shall be vested in the holders of the common shares of the Corporation. In the event that the Board of Directors of the Corporation does not declare a dividend on the Preferred Stock for two (2) consecutive years, the holders of the Preferred Stock, voting as a class, will be entitled to elect a majority of the directors of the Corporation.

C. CONVERTIBILITY. The Preferred Stock shall be convertible (together with any and all accrued but unpaid dividends), at any time at the election of the holder hereof, into a number of shares of common stock equal to the quotient obtained by dividing (i) the original purchase price, together with any accrued but unpaid dividends, by (ii) $.10 (the "Conversion Price"). The conversion privilege of any Preferred Stock shall be deemed to have been exercised when the Corporation shall have received the certificate evidencing the shares of Preferred Stock appropriately endorsed to reflect conversion in accordance with the foregoing; whereupon the Corporation shall promptly issue shares of its common stock and shall deliver a stock certificate to the holder evidencing the shares of common stock issued in the conversion. Upon conversion of shares of Preferred Stock, the holder of Preferred Stock shall enjoy all of the rights of common stock ownership as to the shares converted.

In the event that the Corporation effectuates a stock split, a reverse stock split, or any other recapitalization whereby one share of common stock of the Corporation is converted into a different number of such shares, the number of shares of common stock subject to the conversion rights of holder and the conversion ratio herein set forth above shall be adjusted to reflect the terms and conditions of said stock split, reverse stock split or other recapitalization event.

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D.  RIGHTS UPON LIQUIDATION.  Upon the liquidation or dissolution of the
Corporation, the holders of the Preferred Stock shall be entitled to receive and be paid the sum of One Dollar ($1.00) for each of such holder's shares of Preferred Stock held by them, plus an amount equal to all accrued and unpaid dividends thereon, from the date of issuance to the date of payment, and in each case before anything shall be paid to or on account of the common shares of the Corporation. The consolidation and merger of the Corporation with any other corporation or corporations shall not be deemed a dissolution or liquidation of the Corporation within the meaning of this paragraph.

E. REDEMPTION. The shares of Preferred Stock shall be redeemable by the Corporation, as a whole at any time or in part from time to time, at the option of the Board of Directors of the Corporation, upon thirty (30) days prior written notice given to the holders, after the filing of the Corporation's Annual Report on Form 10-KSB for the fiscal year ending March 31, 1995 with the Securities and Exchange Commission (assuming that no event materially adverse to the operations or financial condition of the Corporation has occurred that has not been cured), or upon the occurrence of such other events as the Board of Directors may determine from time to time at the time of issuance of any such Preferred Stock.
The shares of Preferred Stock, together with any accrued but unpaid dividends, when and if redeemed, shall be redeemed in exchange for the number of shares of common stock of the Corporation equal to the product obtained by multiplying (i) the original purchase price, together with any and all accrued but unpaid dividends, by (ii) 10. All shares of Preferred Stock so redeemed shall, at the option of the Board of Directors of the Corporation, be cancelled and retired in such manner as may be prescribed by law, or held in the treasury of the Corporation.

F. LIMITATIONS. Except as herein provided, the holders of shares of the Preferred Stock shall not be entitled to participate in the earnings or the assets of the Corporation.

G. PREEMPTIVE RIGHTS. No holder of shares of the Preferred Stock of this Corporation shall be entitled, as such, as a matter of preemptive right, to subscribe for, purchase or otherwise acquire any part of the new or additional issue of shares of the Corporation of any class whatsoever, or of the securities convertible into or exchangeable for shares of the Corporation of any class whatsoever, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares or securities, whether such shares be now or hereafter authorized and whether such shares, securities or warrants or other instruments be issued for cash, property or services.

     SECOND: Thereafter, pursuant to a resolution of its Board of Directors, the foregoing resolution was adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon, and written notice of the foregoing Certificate of Amendment of Certificate of Incorporation of the Corporation was given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said resolution was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation will not be reduced under or by reason of the foregoing amendment.

     IN WITNESS WHEREOF, said SelecTronics, Inc. has caused this
Certificate of Amendment to be signed by Roy W. Haythorn, its President, and attested by Gregory J. Gordon, its Assistant Secretary, this 2nd day of March, 1994.

                                      SELECTRONICS, INC.

                                      By: Roy W. Haythorn, President

ATTEST:
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Gregory J. Gordon, Assistant Secretary